UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2008

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

3348 Peachtree Road NE Suite 250, Tower Place 200 Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2008, Mr. Gary Flicker was terminated from his positions as Chief Financial Officer (chief financial officer and principal accounting officer), Executive Vice President and Secretary of Xethanol Corporation, the registrant.

On July 18, 2008, Dr. Romilos Papadopoulos was appointed as the company’s Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary. Dr. Papadopoulos’ appointment was effective immediately. A copy of the press release that Xethanol issued on July 18, 2008 announcing these events is attached to this Current Report on Form 8-K as Exhibit 99.1. Dr. Papadopoulos’ annual salary will initially be $275,000. His consulting agreement with Xethanol, under which he will be paid a total of $102,500, was terminated as of July 18, 2008.

From June 2007 through May 2008, Dr. Papadopoulos, age 49, served as Managing Director of The Jacoby Group, a diversified investment group headquartered in Atlanta, Georgia, with investments in real estate, renewable energy, education, healthcare and media. From August 2005 through June 2007, he was the Managing Partner of The Intuitus Group; a merchant banking firm based in Atlanta, Georgia that specialized in healthcare and alternative energy consulting and advisory services. From August 2002 through July 2005, Dr. Papadopoulos was a Managing Director of Caymus Partners, an Atlanta-based middle market investment banking firm. At Caymus Partners, Dr. Papadopoulos was involved in capital raising activities for transactions ranging from $10 to $50 million and in buy or sell side M&A transactions with deal sizes up to $250 million across a broad range of industries, including the chemical, energy and pharmaceutical/biotech industries. He is currently a member of the Board of Advisors of Caymus Partners.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K:

Exhibit No.	Exhibit
99.1	Press release issued by Xethanol Corporation on July 18, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: July 23, 2008	By: /s/ David R. Ames
David R. Ames
Chief Executive Officer and President

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